GUARDIAN TECHNOLOGIES INTERNATIONAL, INC.

GUARDIAN HEALTHCARE SYSTEMS

SYSTEMS IMPLEMENTATION AGREEMENT

This is a Systems Implementations Agreement dated as of ______________ (the “Effective Date”) by and between the Client identified below , and GUARDIAN TECHNOLOGIES INTERNATIONAL, INC. ("Guardian").  Guardian and Client are each referred to in this Agreement as a “Party” and collectively as the “Parties”.  The capitalized terms used in this Agreement are defined in the attached Glossary Schedule.  The Parties agree that the understanding between the Parties is comprised solely of this Systems Implementation Agreement and the attached schedules, supplements and attachments expressly indicated as included in the box below (collectively, this “Agreement”).  Special undertakings, if any, with respect to installation, training, conversions, Interfaces and other matters, if any, will be as specified on the appropriate schedules and attachments.  No other documents or writings will be considered a part of this Agreement.

CUSTOMER INFORMATION:	SCHEDULES, SUPPLEMENTS AND OTHER ATTACHMENTS: (Mark only if included)
Client:	Glossary Schedule X Hardware Schedule X Software Schedule X Third Party Software Schedule X Maintenance Schedule X Pricing Schedule X Preliminary Implementation Plan X
Address:
Phone:

1.

LICENSE OF SOFTWARE AND THIRD PARTY SOFTWARE; HARDWARE

1.1

Grant of License.  Subject to this Agreement, Guardian hereby grants to Client a personal, non-exclusive, non-transferable, license to use two (2) copies of the object code version of the Software specified in the Software Schedule.  Client may use one (1) copy of the Software for Production Use.  Client may use the other copy of the Software solely for non-Production Uses, such as testing and training.  Client may also make up to two (2) back-up copies of the Software, if Client employs secure back-up procedures and a secure location in the Territory.  Client agrees to place on each copy of the Software any proprietary notice requested by Guardian.  Guardian will provide Client with one (1) copy of the Documentation, which Client may use solely in connection with its licensed use of the Software.

1.2

License Term.  The term of the license granted by this Agreement is ten (10) years commencing upon Delivery of the Software (the “Initial Term”), unless terminated as provided in this Agreement.  Provided that Client is not in default of any material term of this Agreement, Client may renew its license for the Software for an additional ten (10) year term by giving written notice to Guardian not later than ninety (90) days prior to the expiration of the Initial Term, accompanied by payment of the renewal license fee in accordance with the Payment Schedule.

1.3

License Limitations.  Except as expressly provided in Section 1.4, Client may only use the Software for its internal operations in the Territory to process data created or used in connection with Client’s business as a licensed provider of medical care, and no other data of any other person or entity.  Client may not use the Software or the Documentation in any manner directly or indirectly related to or in connection with any other business, including timesharing, facilities management, service bureau, practice management, billing or data processing service.  Client may not modify or sublicense the Software.  Client may not import or write to any database contained in the Software except through use of features and functions contained in the Software as Delivered or through the use of Interfaces or utilities licensed by Guardian for that purpose.

1.4

Access by Affiliates and Practices.  Client may use the Software to provide access to functions of the Software provided by Client to an Affiliate in connection with other health care management services (e.g. radiology appointment scheduling, on-line access to radiology results) pursuant to a bona fide written agreement (“Affiliate Services”).  Client may only permit Affiliates to have remote terminal and printer access to the Software to operate the Software’s user-oriented functions.  Client may only permit Practices to have inquiry only access to the Software to review treatment records of their patients.  An interpreting provider or radiologist who is providing services as a Practice may have the access necessary to provide such services.  Client may not allow Affiliates or Practices to have access to any system operator functions of the Software, nor may Client allow Practices or Affiliates to use the Software to provide services to any other person or entity.  Client must always run the Software on central processors owned or controlled by Client.  Prior to permitting any access to the Software by an Affiliate or Practice, Client must ensure that the Affiliate or Practice executes and delivers to Client the “Affiliate Terms and Conditions” or “Practice Terms and Conditions,” as applicable.  Guardian has no obligation to provide consultation or other support services directly to any Affiliate or Practice.

1.5

Testing and Acceptance of Software.  Client may initiate and conduct an acceptance test for each unit or module of the Software over a period of up to thirty (30) calendar days (the “Acceptance Period”), commencing not later than ten calendar (10) days after Guardian gives Client notice of installation of the Software and implementation by Guardian of the appropriate option and parameter selections made by Client.  Client will conduct the acceptance tests to determine that the Software operates in accordance with the Documentation, using test data, preferably from Client’s historical operations, in a non-production environment and according to test protocols to be mutually agreed upon by the Parties before the beginning of the Acceptance Period.  The acceptance test will be successfully completed, and the Software will be deemed accepted, when it has operated in accordance with the Documentation in such test or tests during the Acceptance Period.

1.6

Third Party Software.  Guardian will provide to Client the Third Party Software described in the Third Party Software Schedule, if attached.  If, during the term agreed upon for the use of a Third Party Software product by Client, the Third Party Software Vendor ceases to make the Third Party Software available to Client, Guardian will make commercially reasonable efforts to make a third party replacement product available to Client for the applicable fees of the vendor of the replacement product and upon Client’s request will implement such replacement software for the applicable Guardian implementation fees.  If, during the term agreed upon for the use of a Third Party Software product, a Third Party Software Vendor ceases to provide support for the Third Party Software, Guardian will provide reasonable assistance to Client to locate a substitute provider of such support for the applicable fees.

1.7

Hardware.  Guardian will sell and Deliver to Client the Hardware described in the Hardware Schedule, if attached.  Guardian will arrange for shipment of the Hardware by common carrier at mutually agreeable time(s) at Client’s expense.  Title to and risk of loss of the Hardware passes to Client upon shipment.

2.

SERVICES

2.1

Installation of Hardware.  If the Hardware Schedule provides that Guardian is providing installation services, Guardian will arrange for the Hardware to be installed in accordance with the Implementation Plan.  Otherwise, Client will install any Hardware upon receipt and notify Guardian that installation has occurred.

2.2

Installation of Software.  Upon successful installation of the items of Hardware necessary to install the Software, Guardian will install the object code version of the Software and will notify Client that the Software has been installed.

2.3

Implementation Services.  A draft “representative” Implementation Plan is attached to this Agreement.  Guardian will develop and the Parties will agree upon a final Implementation Plan within sixty (60) days after the date of the Effective Date.  When the final Implementation Plan is agreed upon, it will become a part of this Agreement.  No act or promise of either Party will modify the terms of the Implementation Plan unless in writing and signed by both Parties.  Guardian will perform the services identified in the detailed Implementation Plan as Guardian responsibilities.

2.4

Maintenance Services.  Guardian will provide to Client the Maintenance Services specified in the Maintenance Schedule, if attached.  Client will only receive Maintenance Services only with respect to the Maintenance Periods for which Client pays the applicable fees.

3.

PAYMENT

3.1

Charges.  Client agrees to pay the charges specified in the Payment Schedule and the other schedules and supplements to this Agreement as and when they become due.  Without limiting the generality of the preceding sentence:

3.1.1

The license granted in Section 1.1 is conditioned upon Client paying the license fees for the Software.  The rights granted in Section 1.4 are conditioned upon Client paying the applicable additional license fees set forth.  The licenses for any Third Party Software are conditioned upon Client paying the charges for the Third Party Software set forth in the Payment Schedule.

3.1.2

Passage of title to the Hardware is subject to the condition subsequent of Client paying the charges for the Hardware as set forth in the Payment Schedule.  Guardian will invoice Client for all shipping charges, including insurance.

3.1.3

Client will be charged and agrees to pay, at Guardian’s then current rate, for all goods and services that are requested by Client but not specified in this Agreement.

3.2

Payment of the license fee for the Software entitles Client to use the Software in accordance with this Agreement to process no more than the number of Examinations per calendar year specified in the Software Schedule.  If Client wishes to perform more than the number of Examinations specified in the Software Schedule, Client must pay Guardian the applicable license fees for such additional Examinations, computed at Guardian’s then-current standard rates or, if applicable, the rates specified in the Pricing Schedule.

3.3

Guardian’s invoices are due and payable in full within thirty (30) days from the date of the invoice.  Client will pay a finance charge equal to one and one-half percent (1 1/2%) per month, or the maximum rate allowed by law if less, on all amounts not paid within forty-five (45) days of the invoice date; this interest will begin to accrue on the day after the payment due date and will accumulate on the outstanding balance on a daily basis until paid in full.  Client will pay or reimburse Guardian for all reasonable out-of-pocket expenses in connection with Delivery and installation of the Products, including travel, lodging and meals, as set forth in Guardian’s current travel policy.

3.4

Client agrees to pay directly or reimburse Guardian for any taxes (including without limitation, sales or excise taxes, value added taxes, landing fees, import duties and the like) arising out of this Agreement or Guardian’s performance under this

Agreement, including without limitation providing any services or deliverables to Client.  The payments or reimbursements will be in such amounts as are sufficient to relieve Guardian from owing any further taxes, either directly or on the basis of the payments made under this section 3.4.  Notwithstanding the foregoing, Guardian will be solely responsible for its income tax obligations and all employer reporting and payment obligations with respect to its personnel.  Client agrees to pay and interest and penalties imposed by any taxing authorities to the extent such interest and penalties are applicable to taxes not paid at the request of Client or as a result of reliance by Guardian on representations of Client.  If a certificate of exemption or similar document or proceeding is necessary in order to exempt any transaction from a tax, Client will obtain such certificate or document.

3.5

Disputed Charges.  If Client reasonably disputes any charges, Client must, within the agreed payment period, pay all undisputed amounts on the invoice and notify Guardian in writing of the charges in dispute and the basis for the dispute.  The Parties will use reasonable efforts to resolve any disputed amounts promptly.  If Client requests additional information on the invoice to resolve the dispute, Guardian will make reasonable efforts to provide such information.  If the Parties have not resolved the dispute within forty-five (45) days after the invoice date, either Party may elect to refer the matter to the dispute resolution process described in Section 11.  If the dispute on any charge is resolved in favor of Guardian such charges shall be due and payable within ten (10) days of such resolution, including late fees from the original due date of payment by Client for such charges.  Disputes with respect to invoiced amounts will be waived unless the invoiced amounts are paid or the disputes are raised in writing as provided in this Section.

3.6

Security.  Guardian reserves a security interest in and shall have all of the rights of a secured creditor under the Uniform Commercial Code with respect to each item of Hardware.  Such security interest will be retained and may be enforced until Client has paid in full for all Hardware.  Upon Guardian’s request, Client will execute any financing statements to perfect Guardian’s security interest.  If a financing statement is filed, Guardian will execute a termination statement evidencing the discharge of such obligations.

3.7

Audit.  Not more frequently than annually, upon reasonable notice and at its sole expense, Guardian may inspect and copy Client’s books and records and inspect the Software to verify that Client has complied with the requirements of this Agreement, including operation of any automated device contained in the Software that counts Examinations.

4.

CUSTOMER RESPONSIBILITIES

4.1

Client Responsibilities.  Client will be responsible for timely site preparation, including power, environment, hardware, adequate telecommunication bandwidth and cabling not specifically to be provided by Guardian.  Client must prepare for and assist Guardian in timely installation of the Products as outlined in the Implementation Plan or other written document.  Client will use every reasonable efforts to implement the Software and Third Party Software, including making available a sufficient number of qualified personnel to be trained by Guardian in the use, operation and management of the Products, and providing and adequately managing the resources necessary to test, implement and operate the Products, completing Guardian start-up questionnaires, selecting among options and parameters, and constructing data dictionaries.

4.2

Operations.  Client must comply with all applicable laws and use industry standard audit controls, back-up and security procedures with respect to the use of the Products in Production Use.  Client must use reasonable care in the use and validation of the results produced by the Products in Production Use.

4.3

Remote Access.  Client authorizes Guardian to access the Software from time to time in connection with routine support tasks and in support of audits.

5.

CONFIDENTIALITY

5.1

Definition.  As used in this Agreement, “Proprietary Information” means all information and material that a Party:  (i) gives that Party some competitive business advantage or the opportunity of obtaining such advantage; or, (ii) is marked “Confidential,” “Restricted,” or “Proprietary Information” or other similar marking; or, (iii) if known by the parties to be considered confidential and proprietary; or, (iv) from all the relevant circumstances should reasonably be assumed to be confidential or proprietary.  Client’s Proprietary Information includes Client’s individually identifiable patient information and Client’s facility identifiable business information.  GUARDIAN’s Proprietary Information includes the Software, the Documentation, all derivative works of the Software, all screen generator programs, program codes, routines, methods, designs or objects or any derivative works thereof, new product features and functions, the performance of the Software, this Agreement, and the information contained therein.  “Proprietary Information” does not include any information that:  (i) is already known to the receiving Party without restrictions at the time of its disclosure by the disclosing Party; (ii) after its disclosure by the disclosing Party, is made known to the receiving Party without restrictions by a third party having the right to do so; (iii) is or becomes publicly known without violation of this Agreement; or (iv) is independently developed by the receiving Party without reference to the disclosing Party’s Proprietary Information.

5.2

Protection of Proprietary Information.  The Parties will each hold the other's Proprietary Information in confidence. Neither Party may make the other's Proprietary Information available in any form to any third party or use the other's Proprietary Information for any purpose other than as specified in this Agreement.  The Parties agree to secure and protect the other’s Proprietary Information and to take appropriate action with their respective employees who are permitted access to such materials to satisfy the obligations of non-disclosure and non-use set forth in this Agreement, including permitting access to the other’s Proprietary Information only on a need-to-know basis.  The Client also take appropriate action to prevent the use of or access to the Software and the Documentation to develop other information systems similar in function to the Software.

5.3

Exclusions.  If a Party receives a subpoena or other valid administrative or judicial notice (“Compelled Party”) requesting the disclosure of the other Party’s Confidential Information, the Compelled Party will promptly notify the other Party.  If requested, the Compelled Party will provide reasonable cooperation to the other Party in resisting or limiting the disclosure at the other Party’s expense.  Subject to its obligations stated in the preceding sentence, the Compelled Party may comply with any binding subpoena or other process to the extent required by law, but will in doing so make every effort to secure confidential treatment of any materials disclosed.

5.4

Trademark.  Client will not make or publish any information regarding the Software or Guardian without prior written approval of Guardian and will have no right to use the name or mark “GUARDIAN.”

5.5

Guardian Personnel. Guardian agrees that the personnel performing Services under this Agreement may not be or have been at any time during the conduct of their professional practice, a “sanctioned individual” as defined in Section 1128(b)(8) of the Social Security Act (42 U.S.C. Section 1320a-7(b)(8)), regarding individuals penalized for Medicare or Medicaid fraud or abuse, and have no action pending or threatened.

6.

INTELLECTUAL PROPERTY RIGHTS

6.1

Title and Ownership.  Guardian is the exclusive owner, or sublicensor, of the Software, the Documentation and all associated materials provided to Client, including all modifications, additions, derivatives, and enhancements to, all copies of, and all rights in the Software and Documentation.  Physical copies of Software and Documentation are not sold to Client, but are the property of Guardian.  Client must keep each and every copy of the Software, and all rights and interests in and to the Software, free and clear of all claims, liens and encumbrances.  Any act of Client purporting to create such a claim, lien or encumbrance shall be void.  Client acknowledges that the Software, Documentation and related materials, techniques and procedures contained in them embody valuable trade secrets.  Client agrees not to access or attempt to create, by decompilation, disassembly, reverse engineering or otherwise, the source programs for the Software from the object programs or other information made available by Guardian.  Client may not demonstrate, disclose or allow access to the Software or the Documentation to any person (including contractors and consultants), except as expressly permitted by this Agreement.  Client represents that it is not a Heath Care Software Vendor.

6.2

Client Data.  The parties agree that any data processed or created with the Software is Client’s property and Guardian does not obtain or retain any interest in such data.

7.

WARRANTY

7.1

Software Functional Performance.  Guardian warrants during the Warranty Period that, when operated as recommended, each module or unit of the Software will perform substantially as described in its current Documentation.

7.2

No Disabling Devices.  Guardian warrants during the Warranty Period that, to the best of its knowledge, the Software Delivered to Client will contain no code, virus or other device that is intended to damage, suspend operation of, or alter the Software or data processed by the Software or Third Party Software.  However, the Software may include devices to limit use of the Software in accordance with the license terms of this Agreement or any Manufacturer’s Supplement.

7.3

Exclusive Remedies.  If Client reports a breach of the warranties in Section 7.1 or 7.2 during the Warranty Period, detailing the nature and circumstances of any alleged breach of warranty in sufficient detail to enable Guardian to recreate it, Guardian will perform technical services at no cost to Client, to provide corrections to the Software necessary to remedy the breach of warranty.  Client will allow Software access to Guardian through dedicated remote communications for this purpose.  The foregoing remedies are Client’s sole and exclusive remedies for breach of warranty.  No act, promise or assurance of either Party will extend the Warranty Period, unless in writing and signed by both Parties.

7.4

Exclusions.  Guardian is not responsible for any claimed breaches of the foregoing warranties caused by:  (i) modifications made to the Software or Documentation by anyone other than Guardian and its subcontractors working at Guardian’s direction; (ii) the combination, operation or use of the Software or Documentation with any items that Guardian did not supply or recommend; (iii) Client’s failure to use any new or corrected versions of the Software or Documentation made available by Guardian; (iv) Client’s use of the Software in an environment that does not meet the requirements of the System Environment or Client’s failure to operate or maintain any component of the System Environment as recommended by its supplier or manufacturer; or (v) Client’s use of the Software if not operated in a manner recommended in the Documentation.

7.5

Services.  Guardian warrants, for a period of thirty (30) days commencing when the Services are performed, that the Services will be performed in a workmanlike manner consistent with industry standards reasonably applicable to the performance of such Services.  If Client believes there has been a breach of this warranty, it must notify Guardian in writing within the warranty period stating in reasonable detail the nature of the alleged breach.  If there has been a breach of this warranty, then Guardian’s sole obligation, and Client’s exclusive remedy, will be for Guardian to correct or re-perform, at no additional charge, any affected Services to cause them to comply with this warranty.

7.6

Products other than Software.  Guardian makes no warranty as to the Hardware, the Third Party Software or any other Products other than the Software.  To the extent Guardian is permitted to do so under agreements with a manufacturer or other source from which Guardian obtains any Products other than the Software, Guardian hereby assigns to Client all warranties made by such manufacturers or other sources applicable to the Third Party Software.  Guardian will provide copies of such warranties, if any, with the Hardware or Third Party Software.  If Guardian is unable to assign such warranties but such warranties are provided to Guardian, Guardian will use reasonable efforts to enforce such warranties on behalf of Client.

THE FOREGOING WARRANTIES ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, INTEGRATION, PERFORMANCE AND ACCURACY AND ANY IMPLIED WARRANTIES ARISING FROM STATUTE, COURSE OF DEALING, COURSE OF PERFORMANCE OR USAGE OF TRADE.

8.

LIMITATION OF LIABILITY

8.1

Limitations.  If Client should become entitled to claim damages from Guardian for any reason (including without limitation, for breach of contract, breach of warranty, negligence or other tort claim), Guardian will be liable only for the amount of Client’s actual direct damages up to the amount that Client paid Guardian for the Products or Services that are the subject of the claim.  In no event, however, will Guardian be liable to Client (in the aggregate for all claims made with respect to a schedule) for more than the amount paid by Client to Guardian under the applicable schedule.  In addition, in no event will Guardian’s aggregate liability for all claims arising under or relating to this Agreement exceed the total amount paid to Guardian by Client under this Agreement.  These limits also apply to Guardian’s subcontractors.  They are the maximum liability for which Guardian and its subcontractors are collectively responsible.

8.2

No Liability for Certain Damages.  In no event will Guardian or any person or entity involved in the creation, manufacture or distribution of any software, services or other materials provided by Guardian under this Agreement be liable for:  (i) any damages arising out of or related to the failure of Client or its Affiliates or suppliers to perform their responsibilities; (ii) any claims or demands of third parties (other than those third party claims covered by Sections 9.1, 9.3 or 9.4); or (iii) any lost profits, loss of business, loss of data, loss of use, lost savings or other consequential, special, incidental, indirect, exemplary or punitive damages, even if Guardian has been advised of the possibility of such damages.  Guardian will not be held responsible, or to have failed to meet its obligations under this Agreement, if it either delays performance or fails to perform as a result of any cause beyond its reasonable control.

8.3

Exclusions from Limitation; Survival.  The foregoing limitations do not apply to the payment of settlements, costs, damages and legal fees referred to in Section 9.5.  The limitations of liability set forth in this Section 8 will survive and apply notwithstanding the failure of any limited or exclusive remedy for breach of warranty set forth in this Agreement.  The parties agree that the foregoing limitations will not be read so as to limit any liability to an extent that would not be permitted under applicable law.

8.4

Bargained for Exchange.  Customer understands that the fees charged by Guardian under this Agreement reflect the allocation of risks expressed by the limited warranties, the exclusive limited remedies for breach of those limited warranties, and the limitations on liability and damages that are set forth in this Agreement.  Customer accepts these terms and affirms it understands that to change them would affect the economic bargain expressed in this Agreement.

9.

INDEMNITIES

9.1

Guardian Indemnity.  Guardian will, at its expense, defend against and pay any final judgment against Client arising out of any claim that the Software infringes a U.S. copyright, a U.S. patent issued as of the Effective Date, or a trade secret provided that Client promptly notifies Guardian in writing of such claim or action and Guardian has sole control of the defense and settlement of such claim or action.  In defending against such claim or action, Guardian may at its option (i) consent, (ii) settle, (iii) procure for Client the right to continue using the Software, or (iv) modify or replace the Software so that it no longer infringes.  Guardian has no liability with respect to patent infringement or trade secret misappropriation arising out: (a) of modifications of the Software made to Client’s order or specification; (b) use of the Software in combination with other software or equipment other than the System Environment; or (c) Client’s failure to use any new or corrected versions of the Software made available by Guardian.

9.2

Refund.  If Guardian concludes in its judgment that none of the foregoing options is reasonable or practicable, then Guardian will refund or credit to Client the license fee paid by Client under this Agreement, and Client will return the original and all whole or partial copies of the Software to Guardian, and the license granted under this Agreement will terminate.

9.3

Indemnity Against Claims of Medical Malpractice.    Guardian is not responsible for claims or damages arising out of Client’s medical negligence.  Client will defend, indemnify and hold Guardian harmless from and against any and all costs (including reasonable attorneys’ fees, court costs and expert witness fees), losses, suits and damages in which any count or allegation of the suit is based upon medical malpractice by Client, an Affiliate or any Practice.

9.4

Indemnity against Practices and Affiliates.  Client will defend, indemnify and hold Guardian harmless from and against any and all costs (including reasonable attorneys’ fees, court costs and expert witness fees), losses, suits and damages arising out of or in any manner connected with (i) any claim of any Affiliate or Practice arising out of services provided or not provided by Client, (ii) any unauthorized disclosure of, or access to the Software, Third Party Software, the Documentation or Proprietary

Information by any Affiliate or Practice, and (iii) any representation or statement made by Client to any Affiliate or Practice regarding the Software that is not authorized by Guardian.

9.5

Indemnification Procedures.  A Party’s indemnification obligations specified in this Agreement are conditioned upon the indemnified Party promptly notifying the indemnifying Party in writing of the proceeding, providing the indemnifying Party a copy of all notices received by the indemnified Party with respect to the proceeding, cooperating with the indemnifying Party in defending or settling the proceeding, and allowing the indemnifying Party to control the defense and settlement of the proceeding, including the selection of attorneys.  The indemnified Party may observe the proceeding and confer with the indemnifying Party at its own expense.

10.

TERM AND TERMINATION

10.1

Term.  This Agreement will commence on the Effective Date, and will expire on the tenth (10th) anniversary of that date unless sooner terminated as provided in this Section 10.  This Agreement may be renewed as provided in Section 1.2.

10.2

Termination.  If a Party believes that the other Party has failed to perform a fundamental obligation the failure of which defeats the essential purpose of this Agreement (a “Breach”), then that Party may provide written notice directed to the breaching Party describing the alleged Breach in reasonable detail and containing a reference to this section 10.2.  If the breaching Party does not, within forty-five (45) business days after receiving such written notice, either (i) cure the Breach or (ii) if the Breach is not one that can reasonably be cured within forty-five (45) business days, develop a plan to cure the Breach and diligently proceed according to the plan until the Breach has been cured, then the non-breaching Party may terminate this Agreement for cause by written notice to the breaching Party.

10.3

Survival.  Any provision of this Agreement that imposes or contemplates continuing obligations on a Party will survive the expiration or termination of this Agreement, including but not limited to Section 3, 5, 6, and 8.

11.

LAW AND DISPUTES

11.1

Informal Dispute Resolution.  At the written request of either Party, the parties will attempt to resolve any dispute arising under or relating to this Agreement through the informal means described in this section 11.1.  Each Party will appoint a senior management representative who does not devote substantially all of his or her time to performance under this Agreement.  The representatives will furnish to each other all non-privileged information with respect to the dispute that the parties believe to be appropriate and germane.  The representatives will negotiate in an effort to resolve the dispute without the necessity of any formal proceeding.  Formal proceedings for the resolution of the dispute may not be commenced until the earlier of:  (i) the designated representatives conclude that resolution through continued negotiation does not appear likely; or (ii) thirty (30) calendar days have passed since the initial request to negotiate the dispute was made; provided, however, that a Party may file earlier to avoid the expiration of any applicable limitations period, to preserve a superior position with respect to other creditors, or to apply for interim or equitable relief.

11.2

Arbitration.  Any question or dispute arising out of or relating to this Agreement will be settled by arbitration in accordance with the American Arbitration Association’s Commercial Arbitration Rules and the Supplementary Procedures for Large, Complex Disputes, and judgment on the award may be entered in any court having jurisdiction.  There will be three arbitrators, one selected by each Party and the two so selected will select a third arbitrator.  The third arbitrator will meet the qualification criteria to serve as an arbitrator in the Large, Complex Case Dispute Resolution Program and will serve as chairman of the arbitration.  The seat of the arbitration will be Washington, D.C.  The arbitrators will have no authority to award any damages that are excluded by the terms and conditions of this Agreement.  Either Party will have the right to apply at any time to a judicial authority for appropriate injunctive or other interim or provisional relief, and will not by doing so be deemed to have breached its agreement to arbitrate or to have affected the powers reserved to the arbitrators.

11.3

Choice of Law.  This Agreement will be governed by the laws of the Commonwealth of Virginia, without regard to any provision of Virginia law that would require or permit the application of the substantive law of any other jurisdiction.

11.4

Export Control.  Client agrees to comply fully with all applicable export control laws and regulations, including those of the United States of America.  Client agrees not to export, re-export or transmit, directly or indirectly, the Software or Documentation or any other technical data or service that is provided by Guardian, to any country for which the U.S. Export Administration Act, as amended, or its regulations, requires Client to obtain prior U.S. government authorization, unless such prior U.S. government authorization is obtained.

11.5

Limitation of Actions.  No proceeding, regardless of form, arising out of or related to this Agreement may be brought by either Party more than two (2) years after the accrual of the cause of action, except that (i) proceedings related to violation of a Party’s proprietary rights or any duty to protect Confidential Information may be brought at any time within the applicable statute of limitations, and (ii) proceedings for non-payment may be brought up to two (2) years after the date the last payment was due.

12.

GENERAL PROVISIONS

12.1

Bankruptcy.  All rights and licenses granted under this Agreement by Guardian to Client are, for purposes of Section 365(n) of the Territory Bankruptcy Code (the "Code"), licenses to rights to "intellectual property" as defined under Section 101(35A) of the Code.  Client, as licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the Code.  If a bankruptcy proceeding commences by or against Guardian under the Code, Client will may retain all of its rights under this Agreement.

12.2

Assignment.  This Agreement is binding upon and inures to the benefit of the Parties and their respective successors and permitted assigns.  Neither Party may assign, sell, or otherwise transfer (“Transfer”) this Agreement nor any of the rights under this Agreement without the prior written consent of the other Party.  Notwithstanding the foregoing, a Party (the “Transferor”) may Transfer this Agreement in its entirety without the prior written consent of the other Party if: (i) the Transfer is to a successor by way of merger, reorganization, consolidation or amalgamation, or a Transfer of all or substantially all of the assigning Party’s assets, and (ii) the transferee agrees to assume and perform all obligations of the Transferor under this Agreement.  The Transferor will remain liable for all obligations arising under this Agreement prior to the Transfer.  In the case of a Transfer by Client the following will also apply: (a) the transferee must not be, at the time of Transfer, engaged in the business of developing, marketing or supporting information systems similar in function to the Software and (b) prior to Transfer the transferee must provide Guardian with information relating to the nature of its business sufficient to verify the matters set forth in clause (a) above. The non-Transferring Party may charge a reasonable fee not to exceed $500 for the review and processing of the information regarding the Transfer.

12.3

Non-Solicitation.  During the term of this Agreement and for twelve (12) months after its expiration or termination, neither Party may, either directly or indirectly, solicit for employment or employ (except as permitted below) by itself (or any of its Affiliates) any employee of the other Party (or any of its Affiliates) who was involved in the performance of the Party’s obligations under this Agreement, unless the hiring Party obtains the written consent of the other Party.  The actual damages attributable to a breach of the provisions of this Section 12.3 would be difficult to determine and prove.  Accordingly, the parties agree that if either Party breaches this Section 12.3, the breaching Party will promptly pay the non-breaching Party liquidated damages in an amount equal to thirty percent (30%) of the employee’s annual salary (including bonuses and incentive compensation) prior to the breach, such sum being a reasonable measure of the damages reasonably anticipated by the Parties.  The foregoing provision will not prohibit a general solicitation of employment in the ordinary course of business or prevent either Party from employing any employee who contacts such Party as a result of such a general solicitation or at his or her own initiative without any direct or indirect solicitation by or encouragement from such Party.

12.4

Third Parties.  This Agreement is not intended nor shall it be interpreted to confer any benefit, right or privilege in any person or entity not a party to this Agreement.

12.5

Publicity.  Neither Party may use the name of the other in connection with any advertising or publicity materials or activities without the prior written consent of the other Party.  However, Guardian may include Client’s name on Guardian’s customer list and may describe briefly, and in general terms, the nature of the work performed by Guardian for Client.  The parties further agree that, within a reasonable time following final acceptance of the Operational Deliverables under a schedule, the parties will work toward developing a mutually agreeable statement for public use by the parties such as in marketing materials and in their reports to stockholders.  The parties agree that any such mutually agreeable statements should properly attribute to Guardian any Operational Deliverables or other materials provided by Guardian.

12.6

Interpretation.  Unless specified otherwise in any schedule, supplement or attachment, if there is any conflict or inconsistency between such items and the provisions of this Agreement, the provisions of this Agreement will prevail and control.  This Agreement has been mutually negotiated, and is deemed to have been prepared at arms length at the joint direction and construction of the Parties and is to be interpreted in accordance with its terms without favor to either Party.

12.7

Severability.  The provisions of this Agreement will be deemed severable, and the unenforceability of any one or more provisions will not affect the enforceability of any other provisions.  In addition, if any provision of this Agreement, for any reason, is declared to be unenforceable, the parties will substitute an enforceable provision that, to the maximum extent possible under applicable law, preserves the original intentions and economic positions of the parties.

12.8

Books and Records Access.  Until four (4) years after the expiration or termination of this Agreement, the Parties will make available this Agreement, and any books, documents and records that are necessary to verify the nature and extent of costs incurred by either Party under this Agreement, upon written request by the Secretary of the Territory, Department of Health and Human Services, or upon request of the Comptroller General of the Territory, or any of their duly authorized representatives.

12.9

Entire Agreement.  This Agreement constitutes the entire agreement between the Parties, and supersedes all other prior or contemporaneous communications between the Parties (whether written or oral), and all other communications relating to the subject matter of this Agreement.  This Agreement may be modified or amended solely in a writing signed by both Parties.  The Parties agree that any pre-printed terms contained in Client’s purchase orders, acknowledgments, shipping instructions, or other forms, in Guardian’s invoices, or that are in accordance with any course of dealing, trade, custom or usage of trade, that are inconsistent with or different from the terms of this Agreement will be void and of no effect even if signed by the Party against which their enforcement is sought.

12.10

Notices.  Any legal notice or other communication required or permitted to be made or given by either Party pursuant to this Agreement will be in writing, in English, and will be deemed to have been duly given:  (i) five (5) business days after the date of mailing if sent by registered or certified U.S. mail, postage prepaid, with return receipt requested;

(ii) when transmitted if sent by facsimile, provided a confirmation of transmission is produced by the sending machine and a copy of the notice is promptly sent by another means specified in this section; or (iii) when delivered if delivered personally or sent by express courier service.  All notices will be sent to the other Party at its address as set forth below or at such other address as the Party may specify in a notice given in accordance with this section.

In the case of Client:
__________________________ __________________________ __________________________ Attn: _____________________ Fax: ______________
with a copy of legal notices to:
___________________________ ___________________________ Attn: ______________________ Fax: _______________
In the case of GUARDIAN:
Guardian Technologies International, Inc. 516 Herndon Parkway Herndon, VA 22070 Attn: Richard Borelli Fax: 703.4464.8530
with a copy of legal notices to:
_______NA____________________ ___________________________ ___________________________ Attn: ______________________ Fax: _______________

Each Party has caused its authorized representative to execute this Agreement as of the Effective Date.

GUARDIAN TECHNOLOGIES INTERNATIONAL, INC. (Guardian)	________________________________ (Client)
By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

GLOSSARY SCHEDULE

Capitalized terms used in this Agreement have the meanings given below or in the context in which the term is used, as applicable.

“Affiliate” means any organization that is Controlled by, Controls, or is under common Control with Client or is managed or operated by Client or any of Client’s subsidiaries.  However, the term Affiliate expressly excludes all Health Care Software Vendors.

“Control” means the term Control, and variations of it, means voting control, including the power to elect or appoint, directly or indirectly, that requisite number of individuals necessary to approve any extraordinary corporate action, including merger, consolidation, dissolution, amendment of corporate charter and sale of assets, through equity ownership or voting power.

“Delivery” and variations of it, means, with respect to any item of Software, Third Party Software or Documentation, the first to occur of:  (i) delivery by Guardian electronically of possession of the first copy or product master into a device designated by Client for such purpose, (ii) communication by Guardian to Client of access codes that allow Client to take possession of the first copy or product master, (iii) the delivery by Guardian of the first copy or product master in person or by common carrier or by delivery service to Client, or (iv) the delivery by Guardian of written authorization for duplication of existing copies in the Client’s possession.  With respect to any item of Hardware, the term Delivery, and variations of it, means the delivery of the Hardware by Guardian or the applicable supplier to a common carrier or delivery service for transport to Client or any location specified by Client.  With respect to any Services provided to Client by Guardian, the term Delivery, and variations of it,  means the performance of such services by Guardian.

“Documentation” means the then-current user-oriented instructions for the operation of the Software in the form distributed by Guardian to its customers generally.

“Examination”  means a radiology examination that is performed on a patient or otherwise (which may consist of one or more views or procedures) performed during a patient visit that is logged as completed in the Software and associated with a charge code for such examination.

“Hardware” means the computer equipment, if any, described in any Hardware Schedule.

“Health Care Software Vendor” means any person or entity engaged in the business of developing, marketing or supporting information systems similar in function to the Software.

“Implementation Plan” means a plan for the implementation Services for Software and/or Hardware.  The Implementation Plan will describe the timing and sequence of the significant tasks to be performed by the Parties in connection with this Agreement.

“Including”, and any variations of it (such as “include” and “includes”), means including without limitation.  This term is as defined, whether or not capitalized in this Agreement.

“Interfaces” means a computer program developed by or for Guardian to translate or convert data in the format used by the Software to and/or from another format to or from another format.

“Maintenance Period” means a twelve (12) month period in which Guardian is offering maintenance services.  The first Maintenance Period begins at the end of the Warranty Period.

“Maintenance Services” means the Services described in the Maintenance Schedule.

“Practice” means a licensed healthcare provider (including the licensed healthcare provider’s employees) located within the Territory, who has admitting or referral privileges granted by Client or the medical facilities of Client’s Affiliates, or who has a patient currently admitted to the medical facilities of Client’s Affiliates.  No Health Care Software Vendor may be a Practice.

“Production Use” means the use of a unit or module of Software by Client in live production operations in the Territory to process Client’s data in the operation of Client’s business.

“Products” means all Hardware, Software, Third Party Software and other items provided by Guardian to Client under this Agreement.

“Services” means the services described in Section 2.

“Software” means the proprietary software and products manufactured and/or owned by Guardian and described on the attached Software Schedule, including subsequent versions, modifications and updates that are licensed to Client pursuant to this Agreement.  The Software includes Interfaces, if such items are described in the Software Schedule.

“System Environment”  means the computing and network environment in which the Software is intended to be operated as described in the applicable “System Environment Specifications” document attached to this Agreement.  The System Environment Specifications describe the technical and other requirements for the equipment, computing and network environment in which the Software operates, including types and capacities of devices, system software and network protocols.

“Territory” means the United States of America.

“Third Party Software” means the software licensed to Client pursuant to this Agreement under the brand name of a third party and described on the Third Party Software Schedule, if any, attached to this Agreement.

“Warranty Period”  means a period commencing on the date of Live Use and continuing for ninety (90) days thereafter.

CONFIDENTIAL

HARDWARE SCHEDULE

Please refer to the attached Hardware Schedule

CONFIDENTIAL

SOFTWARE SCHEDULE

Please refer to the attached Software Schedule

THIRD PARTY SOFTWARE SCHEDULE

Please refer to the attached Third Party Software Schedule

CONFIDENTIAL

MAINTENANCE SCHEDULE

This Maintenance Schedule is issued pursuant to the System Implementation Agreement dated as of _____________________ (the “Agreement”) between ______________________ (“Client”), and GUARDIAN TECHNOLOGIES INTERNATIONAL, INC. (“Guardian”).

1.

DEFINITIONS

1.1

 “Standard Support Services” means the support services described in this Maintenance Schedule.

2.

STANDARD SUPPORT SERVICES

2.1

Coverage.  At the expiration of the Warranty Period stated in this Agreement, Client may buy Standard Support Services for those items of Software described in Guardian’s then-current Supported Software list (“Supported Software”) for subsequent twelve (12) month periods in which Guardian is offering maintenance services, at Guardian’s then current prices (a “Maintenance Period”).  Client may obtain such services only if (i) Client has paid the maintenance fee for all prior Maintenance Periods; and (ii) Client incorporates into the Eligible Software within one hundred eighty (180) days of the issue date all releases and corrections to the Software that Guardian has made available to Client.  Standard Support Services will be provided only with respect to the most recent version of the Supported Software, and the next most recent release, running with the operating system version currently supported by Guardian, unless otherwise expressly stated in the current Support Guidelines.  For so long as the Software licensed to Client is Eligible Software and Client pays the then-current maintenance fees, this Maintenance Schedule will automatically renew for successive one year periods, unless either Party gives written notice to the other of the intention not to renew at least sixty (60) days prior to the commencement of any renewal term.

2.2

Standard Support Services.  During the Maintenance Period, Guardian will provide to Client its Standard Support Services described in this Section 2.2 and the then-current Support Guidelines.

2.2.1

Guardian will provide design, code, check out and deliver changes to the Supported Software necessary to correct or provide a solution to any programming error attributable to Guardian that causes the Supported Software not to perform as described in the then-current Documentation.  The Standard Support Services will be provided after Client has identified and notified Guardian of any such error in accordance with Guardian’s reporting procedures as in effect from time to time.  If a reported problem is attributable to a cause other than an error the Supported Software as delivered by Guardian, then Client will pay for Guardian’s work on a time-and-materials basis.  If the Supported Software module containing the Error has been modified by non-Guardian personnel, Guardian will charge Client on a time-and-materials basis at Guardian’s then-current hourly rates for analyzing and fixing the error in Client’s version, and for any installation assistance Client requires.

2.2.2

Guardian will also provide reasonable telephone consultation during the weekday hours of 8:30 a.m. through 5:00 p.m. EST (except Guardian holidays) in the use and operation of the Supported Software.  Guardian will also provide emergency support twenty-four (24) hours per day, seven (7) days per week in accordance with the terms and conditions set forth in the then-current Support Guidelines.  For Standard Support Services, Guardian will accept telephone calls from one primary contact or alternate(s), designated by Client in writing from time to time, in advance.  In emergencies, Guardian will accept calls from Client’s designated contact or alternate(s) for the charges specified in the Payment Schedule.

2.2.3

Guardian will charge Client on a time and materials basis for services rendered in response to requests for consultation from any Client contact not designated as set forth above or as described in the then-current Support Guidelines.

2.2.4

Guardian will deliver to Client from time to time, without any charge other than as specified on the Payment Schedule, updates of the Software that Guardian elects to include under its Standard Support Services program and does not market separately to Standard Support Services clients generally.

2.3

Regulatory Responsibilities.  The functionality and features of the Supported Software will not conflict with reasonable security policies of Client designed to achieve the necessary level of compliance with the standards for security and privacy of individually identifiable health information, as finally adopted by the Secretary of Health and Human Resources pursuant to the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”).  Notwithstanding the foregoing, if such standards provide for or contemplate more than one means of compliance, the obligation of Guardian will be that the Software will support and not conflict with only one such means, even if Client’s policies or procedures would suggest or require another such means.  In addition, if Client is required to fulfill a mandatory regulatory requirement under a federal law or regulation and such requirement (i) is applicable to Client as a provider of health care, (ii) requires the adaptation of the Supported Software, (iii) can reasonably be supported by the Supported Software in the manner intended for its use, (iv) cannot be accomplished by Client through the use of other procedures, tools, programs or utilities available to Client without violating this Agreement or the System Implementation Agreement, and (v) becomes effective, or is scheduled to become effective during the term of this Agreement (hereinafter “Mandatory Federal Requirement”), Guardian will provide Client in a timely fashion with enhancements or updates to the Supported Software necessary to enable the Supported Software to support Client’s compliance with such Mandatory Federal Requirement and which GUARDIAN elects to provide to its Standard Support Services Client’s generally (“Regulatory Updates”).

CONFIDENTIAL

3.

CUSTOMER RESPONSIBILITIES

3.1

Client agrees to test, and if operable, accept and use all updates to the Supported Software furnished by Guardian under this Maintenance Schedule.  Client will install and maintain computer system access as described in the System Environment Specifications and will allow Guardian sufficient access to the Supported Software and the System Environment to enable Guardian to perform all Standard Support Services specified under this Agreement, including providing Software updates.  Client will provide Guardian with file dumps as requested, and with sufficient support and test time on Client’s computer system to duplicate any conditions or problems identified by either Party.  The Parties will implement, maintain and comply with reasonable computer and communications security procedures, consistent with the access provisions set forth in the applicable System Environment Specifications.

4.

PAYMENT

4.1

Charges.  The annual fee for the first year of Standard Support Services is as set forth in the Pricing Schedule.  Payment of the annual fee for the first year of Standard Support Services is due prior to the end of the Warranty Period of the Supported Software.  Guardian will invoice Client for the then-current annual fee for subsequent years of Standard Support Services each year at least thirty (30) days prior to the beginning of the applicable Maintenance Period.

4.2

Expenses.  Client will pay or reimburse Guardian for all out-of-pocket expenses incurred in connection with Support Services which are not covered in the pricing schedule. Such expenses will be explained by Guardian and pre-approved by client.  Guardian will not be obligated to provide Software Support Services in any Maintenance Period unless the maintenance fees for the Maintenance Period have been paid in full.

4.3

Other Services.  Client agrees to pay Guardian’s charges for services not included in Standard Support Services, computed at Guardian’s then-current rates, together with all costs incurred.  Investigation and research for Client identified conditions determined by Guardian not to be attributed to programming errors in the Supported Software are billable to Client on a time and materials basis.  Guardian agrees to notify Client before investigation and researching a condition identified by Client whether such services are or are not included in the Standard Support Services and to obtain Client’s consent for billable services prior to providing the service and record name and date of consenting Client representative.

5.

GENERAL

5.1

Proprietary Rights.  All updates and releases to the Supported Software and Documentation provided by Guardian under this Maintenance Schedule will become a part of the Software and Documentation for the purposes of this Agreement at the time they are provided to Client and are hereby licensed to Client as part of the Software and Documentation pursuant to the terms and conditions of this Agreement.  Any provided by GUARDIAN under this Agreement, and all copies of them, will be and remain the sole and exclusive property of Guardian.

Each party has caused its authorized representative to execute this Maintenance Schedule as of the Effective Date of the Agreement.

GUARDIAN TECHNOLOGIES INTERNATIONAL, INC. (Guardian)	________________________________ (Client)
By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

CONFIDENTIAL

PRICING SCHEDULE

This will be the final quote and will explain all components of the actual quote or bid and will also explain the billing of hardware, software, professional services and maintenance.

Please refer to the attached PRICING Schedule

CONFIDENTIAL

PRELIMINARY IMPLEMENTATION PLAN

The Preliminary Implementation Schedule will be a “representative” implementation schedule. Guardian will develop and the Parties will agree upon a final Implementation Plan within sixty (60) days after the date of the Effective Date.  When the final Implementation Plan is agreed upon, it will become a part of this Agreement.  No act or promise of either Party will modify the terms of the Implementation Plan unless in writing and signed by both Parties.  Guardian will perform the services identified in the detailed Implementation Plan as Guardian responsibilities.

Please refer to the attached Preliminary Implementation Plan

CONFIDENTIAL